PZENA INVESTMENT MANAGEMENT, LLC

PROXY VOTING

I.            Introduction

As a registered investment adviser, Pzena Investment Management, LLC (“PIM” or “the Firm”) is required to adopt policies and procedures reasonably designed to (i) ensure that proxies are voted in the best interests of clients, (ii) disclose to clients information about these policies and procedures and how clients can obtain information about their proxies, and (iii) describe how conflicts of interest are addressed.  The following policies and procedures have been established to ensure decision making consistent with PIM’s fiduciary responsibilities and applicable regulations under the Investment Company Act and Advisers Act. These policies, procedures and guidelines are meant to convey PIM’s general approach to certain issues. Nevertheless, PIM reviews all proxies individually and makes final decisions based on the merits of each issue.

II.	Procedures

A.           RiskMetrics

PIM subscribes to a proxy monitor and voting agent service offered by RiskMetrics Group (“RiskMetrics”).  Under the written agreement between RiskMetrics and PIM, RiskMetrics provides a proxy analysis with research and a vote recommendation for each shareholder meeting of the companies in our separately managed account client.  They also vote, record and generate a voting activity report for our clients and offer a social investment research service which enables us to screen companies for specific issues (e.g., tobacco, alcohol, gambling).  PIM retains responsibility for instructing RiskMetrics how to vote, and we still apply our own guidelines as set forth herein when voting.  If PIM does not issue instructions for a particular vote, the default is for RiskMetrics to mark the ballots in accordance with these guidelines (when they specifically cover the item being voted on), and with management (when there is no PIM policy covering the vote).

PIM personnel continue to be responsible for entering all relevant client and account information (e.g., changes in client identities and portfolio holdings) in the Indata system.  A direct link download has been established between PIM and RiskMetrics providing data from the Indata System.  RiskMetrics assists us with our recordkeeping functions, as well as the mechanics of voting.  As part of RiskMetrics’ recordkeeping/administrative function, they receive and review all proxy ballots and other materials, and generate reports regarding proxy activity during specified periods, as requested by us.  To the extent that the Procedures set forth in the Section II are carried out by RiskMetrics, PIM will periodically monitor RiskMetrics to ensure that the Procedures are being followed and will conduct random tests to verify that proper records are being created and retained as provided in Section 4 below.

B.           Compliance Procedures

PIM’s standard Investment Advisory Agreement provides that until notified by the client to the contrary, PIM shall have the right to vote all proxies for securities held in that client’s account.  In those instances where PIM does not have proxy voting responsibility, it shall forward to the client or to such other person as the client designates any proxy materials received by it.  In all instances where PIM has voting responsibility on behalf of a client, it follows the procedures set forth below.  The Directors of Research are responsible for monitoring the PIM Analyst’s compliance with such procedures when voting.  The Chief Compliance Officer (“CCO”) is responsible for monitoring overall compliance with these procedures.

C.            Voting Procedures

1.	Determine Proxies to be Voted

Based on the information provided by PIM via the direct link download established between PIM and RiskMetrics mentioned above, RiskMetrics shall determine what proxy votes are outstanding and what issues are to be voted on for all client accounts.  Proxies received by RiskMetrics will be matched against PIM’s records to verify that each proxy has been received.  If a discrepancy is discovered, RiskMetrics will use reasonable efforts to resolve it, including calling PIM and/or applicable Custodians.  Pending votes will be forwarded first to the Firm’s CCO, or her designee, who will perform the conflicts checks described in Section 2 below.  Once the conflicts checks are completed, the ballots and supporting proxy materials will be returned to the Proxy Coordinator who will forward them on to the Analyst who is responsible for the Company soliciting the proxy.  Specifically, the Analyst will receive a folder containing the proxy statement, the proxy analysis by RiskMetrics, a blank disclosure of personal holdings form, and one or more vote record forms.*  The Analyst will then mark his/her voting decision on the Vote Record Form, initial this form to verify his/her voting instructions, and return the folder to the Proxy Coordinator who will then enter the vote into the RiskMetrics/Proxy Monitor System.  Any notes or other materials prepared or used by the Analyst in making his/her voting decision shall also be filed in the folder.

If an Analyst desires to vote against management or contrary to the guidelines set forth in this proxy voting policy or the written proxy voting policy designated by a specific client, the Analyst will discuss the vote with the Chief Executive Officer and/or Directors of Research  and the Chief Executive Officer and/or Directors of Research  shall determine how to vote the proxy based on the Analyst’s recommendation and the long term economic impact such vote will have on the securities held in client accounts.  If the Chief Executive Officer and/or Directors of Research  agree with the Analyst recommendation and determines that a contrary vote is advisable the Analyst will provide written documentation of the reasons for the vote (by putting such documentation in the folder and/or e-mailing such documentation to the Proxy Coordinator and CCO for filing.)  When the Analyst has completed all voting, the Analyst will return the folder to the Proxy Coordinator who will enter the votes in the RiskMetrics system.  Votes may not be changed once submitted to RiskMetrics unless such change is approved in writing by both the CCO and the Directors of Research.

*
A separate ballot and vote record form may be included in the folder if the company soliciting the proxy is included in the portfolio of a client who has designated specific voting guidelines in writing to PIM which vary substantially from these policies and if the Custodian for that client does not aggregate ballots before sending them to RiskMetrics.  In such event, the Analyst shall evaluate and vote such ballot on an individual basis in accordance with the applicable voting guidelines.

2.	Identify Conflicts and Vote According to Special Conflict Resolution Rules

The primary consideration is that PIM act for the benefit of its clients and place its client’s interests before the interests of the Firm and its principals and employees.  The following provisions identify potential conflicts of interest that are relevant to and most likely to arise with respect to PIM’s advisory business and its clients, and set forth how we will resolve those conflicts.  In the event that the Research Analyst who is responsible for the Company soliciting a particular proxy has knowledge of any facts or circumstances which the Analyst believes are or may appear be a material conflict, the Analyst will advise PIM’s CCO, who will convene a meeting of the proxy committee to determine whether a conflict exists and how that conflict should be resolved.

a.            PIM has identified the following areas of potential concern:

•	Where PIM manages any pension or other assets of a publicly traded company, and also holds that company’s or an affiliated company’s securities in one or more client portfolios.

•	Where PIM manages the assets of a proponent of a shareholder proposal for a company whose securities are in one or more client portfolios.

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Where PIM has a client relationship with an individual who is a corporate director, or a candidate for a corporate directorship of a public company whose securities are in one or more client portfolios.

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Where a PIM officer, director or employee, or an immediate family member thereof is a corporate director, or a candidate for a corporate directorship of a public company whose securities are in one or more client portfolios.  For purposes hereof, an immediate family member shall be a spouse, child, parent, or sibling.

b.            To address the first potential conflict identified above, PIM’s CCO, or her designee, will maintain a list of public company clients that will be updated regularly as new client relationships are established with the Firm.  Upon receipt of each proxy to be voted for clients, the Proxy Coordinator will give the ballot and supporting proxy materials to PIM’s CCO who will check to see if the company soliciting the proxy is also on the public company client list.  If the company soliciting the vote is on our public company client list and PIM still manages pension or other assets of that company, the CCO, or her designee, will note this in the folder so that the Analyst responsible for voting the proxy will vote the proxy in accordance with the special rules set forth in Subsection f of this Section 2.

c.           To address the second potential conflict identified above, PIM’s CCO, or her designee, will check the proxy materials to see if the proponent of any shareholder proposal is one of PIM’s clients.  If the proponent of a shareholder proposal is a PIM client, the CCO, or her designee, will note this in the folder so that the Analyst responsible for voting the proxy will vote the proxy in accordance with the special rules set forth in Subsection f of this Section 2.

d.           To address the third potential conflict identified above, PIM’s CCO, or her designee, will check the proxy materials to see if any corporate director, or candidate for a corporate directorship of a public company whose securities are in one or more client portfolios is one of PIM’s individual clients (based on the client list generated by our Portfolio Management System, Indata).  For purposes of this check, individual clients shall include natural persons and testamentary or other living trusts bearing the name of the grantor, settlor, or beneficiary thereof.  If a director or director nominee is a PIM client, the CCO, or her designee, will note this in the folder so that the Analyst responsible for voting the proxy will vote the proxy in accordance with the special rules set forth in Subsection f of this Section 2.

e.           To address the fourth potential conflict identified above, PIM’s CCO, or her designee, will check the proxy materials to see if any corporate director, or candidate for a corporate directorship of a public company whose securities are in one or more client portfolios is a PIM officer, director or employee or an immediate family member thereof (based on the written  responses of PIM personnel to an annual questionnaire in this regard).  If a director or director nominee is a PIM officer, director or employee or an immediate family member thereof, the CCO, or her designee, will note this in the folder so that the Analyst responsible for voting the proxy will vote the proxy in accordance with the special rules set forth in Subsection f of this Section 2.

f.            The following special rules shall apply when a conflict is noted in the  folder:

i.           In all cases where PIM manages the pension or other assets of a publicly traded company, and also holds that company’s or an affiliated company’s securities in one or more client portfolios, PIM will have no discretion to vote any portion of the proxy, but will defer to the recommendation(s) of RiskMetrics in connection therewith and will vote strictly according to those recommendations.

ii.           The identity of the proponent of a shareholder proposal shall not be given any substantive weight (either positive or negative) and shall not otherwise influence an Analyst’s determination whether a vote for or against a proposal is in the best interests of PIM’s clients.

iii.           If PIM has proxy voting authority for a client who is the proponent of a shareholder proposal and PIM determines that it is in the best interests of its clients to vote against that proposal, a designated member of PIM’s client service team will notify the client-proponent and give that client the option to direct PIM in writing to vote the client’s proxy differently than it is voting the proxies of its other clients.

iv.           If the proponent of a shareholder proposal is a PIM client whose assets under management with PIM constitute 30% or more of PIM’s total assets under management, and PIM has determined that it is in the best interests of its clients to vote for that proposal, PIM will disclose its intention to vote for such proposal to each additional client who also holds the securities of the company soliciting the vote on such proposal and for whom PIM has authority to vote proxies.  If a client does not object to the vote within 3 business days of delivery of such disclosure, PIM will be free to vote such client’s proxy as stated in such disclosure.

v.            In all cases where PIM manages assets of an individual client and that client is a corporate director, or candidate for a corporate directorship of a public company whose securities are in one or more client portfolios, PIM will have no discretion to vote any portion of the proxy, but will defer to the recommendation(s) of RiskMetrics in connection therewith and will vote strictly according to those recommendations.

vi.            In all cases where a PIM officer, director or employee, or an immediate family member thereof is a corporate director, or a candidate for a corporate directorship of a public company whose securities are in one or more client portfolios, PIM will have no discretion to vote any portion of the proxy, but will defer to the recommendation(s) of RiskMetrics in connection therewith and will vote strictly according to those recommendations.

Notwithstanding any of the above special rules to the contrary, in the extraordinary event that it is determined by unanimous vote of the Directors of Research, the Chief Executive Officer, and the Research Analyst covering a particular company that the RiskMetrics recommendation on a particular proposal to be voted is materially adverse to the best interests of the clients, then in that event, the following alternative conflict resolution procedures will be followed:

A designated member of PIM’s client service team will notify each client who holds the securities of the company soliciting the vote on such proposal and for whom PIM has authority to vote proxies, and disclose all of the facts pertaining to the vote (including, PIM’s conflict of interest, the RiskMetrics recommendation, and PIM’s recommendation).  The client then will be asked to direct PIM how to vote on the issue.  If a client does not give any direction to PIM within 3 business days of delivery of such disclosure, PIM will be free to vote such client’s proxy in the manner it deems to be in the best interest of the client.

When PIM’s conflicts resolution policies call for PIM to defer to RiskMetrics recommendations, PIM will make a case-by-case evaluation of whether this deferral is consistent with its fiduciary obligations by inquiring about and asking for representations from RiskMetrics on any potential conflicts it has or may have with respect to the specific vote.  PIM will not do this, however, when this Proxy Policy permits PIM to defer to RiskMetrics when PIM has to vote a proxy of company shares that PIM accepted as an accommodation to a new client as part of an account funding, but then liquidated shortly thereafter because such securities were not in PIM’s model.

On an annual basis, the Compliance Department also will review the conflicts policies and Code of Conduct that RiskMetrics posts on its website.

3.           Vote

Each proxy that comes to PIM to be voted shall be evaluated on the basis of what is in the best interest of the clients.  We deem the best interests of the clients to be that which maximizes shareholder value and yields the best economic results (e.g., higher stock prices, long-term financial health, and stability).  In evaluating proxy issues, PIM will rely on RiskMetrics to identify and flag factual issues of relevance and importance.  We also will use information gathered as a result of the in-depth research and on-going company analyses performed by our investment team in making buy, sell and hold decisions for our client portfolios.  This process includes periodic meetings with senior management of portfolio companies.  PIM may also consider information from other sources, including the management of a company presenting a proposal, shareholder groups, and other independent proxy research services.  Where applicable, PIM also will consider any specific guidelines designated in writing by a client.

The Research Analyst who is responsible for following the company votes the proxies for that company.  If such Research Analyst also beneficially owns shares of the company in his/her personal trading accounts, the Research Analyst must complete a special “Disclosure of Personal Holdings Form” (blank copies of which will be included in each folder), and the Directors of Research must sign off on the Research Analyst’s votes for that company by initialing such special form before it and the vote record sheet are returned to the Proxy Coordinator.  It is the responsibility of each Research Analyst to disclose such personal interest and obtain such initials.  Any other owner, partner, officer, director, or employee of the Firm who has a personal or financial interest in the outcome of the vote is hereby prohibited from attempting to influence the proxy voting decision of PIM personnel responsible for voting client securities.

Unless a particular proposal or the particular circumstances of a company may otherwise require (in the case of the conflicts identified in Section 2 above) or suggest (in all other cases), proposals generally shall be voted in accordance with the following broad guidelines:

a.           Support management recommendations for the election of directors and appointment of auditors (subject to j below).

b.           Give management the tools to motivate employees through reasonable incentive programs.  Within these general parameters, PIM generally will support plans under which 50% or more of the shares awarded to top executives are tied to performance goals.  In addition, the following are conditions that would generally cause us to vote against a management incentive arrangement:

i.           With respect to incentive option arrangements:

•	The proposed plan is in excess of 10% of shares, or

•	The company has issued 3% or more of outstanding shares in a single year in the recent past, or

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The new plan replaces an existing plan before the existing plan's termination date (i.e., they ran out of authorization) and some other terms of the new plan are likely to be adverse to the maximization of investment returns, or

•
The proposed plan resets options, or similarly compensates executives, for declines in a company’s stock price.  This includes circumstances where a plan calls for exchanging a lower number of options with lower strike prices for an existing larger volume of options with high strike prices, even when the option valuations might be considered the same total value.  However, this would not include instances where such a plan seeks to retain key executives who have been undercompensated in the past.

For purposes hereof, the methodology used to calculate the share threshold in (i) above shall be the (sum of A + B) divided by (the sum of A + B + C + D), where:

A = the number of shares reserved under the new plan/amendment

B = the number of shares available under continuing plans

C = granted but unexercised shares under all plans

D = shares outstanding, plus convertible debt, convertible equity, and warrants

ii.           With respect to severance, golden parachute or other incentive compensation arrangements:

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The proposed arrangement is excessive or not reasonable in light of similar arrangements for other executives in the company or in the company’s industry (based solely on information about those arrangements which may be found in the company’s public disclosures and in RiskMetrics reports); or

•
The proposed parachute or severance arrangement is considerably more financially or economically attractive than continued employment.  Although PIM will apply a case-by-case analysis of this issue, as a general rule, a proposed severance arrangement which is 3 or more times greater than the affected executive’s then current compensation shall be voted against unless such arrangement has been or will be submitted to a vote of shareholders for ratification; or

•	The triggering mechanism in the proposed arrangement is solely within the recipient’s control (e.g., resignation).

c.            PIM prefers a shareholder vote on compensation plans in order to provide a mechanism to register discontent with pay plans.  In general, PIM will support proposals to have non-binding shareholder votes on compensation plans so long as these proposals are worded in a generic manner that is unrestrictive to actual company plans.  However, PIM may oppose these proposals if PIM deems that the proposal:

i.  restricts the company’s ability to hire new, suitable management, or

ii.  restricts an otherwise responsible management team in some other way harmful to the company.

d.            Support facilitation of financings, acquisitions, stock splits, and increases in shares of capital stock that do not discourage acquisition of the company soliciting the proxy.

e.            Consider each environmental, social or corporate governance (ESG) proposal on its own merits.

f.            Support anti-takeover measures that are in the best interest of the shareholders, but oppose poison pills and other anti-takeover measures that entrench management and/or thwart the maximization of investment returns.

g.           Oppose classified boards and any other proposals designed to eliminate or restrict shareholders’ rights.

h.           Oppose proposals requiring super majority votes for business combinations unless the particular proposal or the particular circumstances of the affected company suggest that such a proposal would be in the best interest of the shareholders.

i.            Oppose vague, overly broad, open-ended, or general “other business” proposals for which insufficient detail or explanation is provided or risks or consequences of a vote in favor cannot be ascertained.

j.            Make sure management is complying with current requirements such as of the NYSE, NASDAQ and Sarbanes-Oxley Act of 2002 focusing on auditor independence and improved board and committee representation.  Within these general parameters, the opinions and recommendations of RiskMetrics will be thoroughly evaluated and the following guidelines will be considered:

•	PIM generally will vote against auditors and withhold votes from Audit Committee members if Non-audit (“other”) fees are greater than the sum of audit fees + audit-related fees + permissible tax fees.

In applying the above fee formula, PIM will use the following definitions:

-	Audit fees shall mean fees for statutory audits, comfort letters, attest services, consents, and review of filings with SEC

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Audit-related fees shall mean fees for employee benefit plan audits, due diligence related to M&A, audits in connection with acquisitions, internal control reviews, consultation on financial accounting and reporting standards

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Tax fees shall mean fees for tax compliance (tax returns, claims for refunds and tax payment planning) and tax consultation and planning (assistance with tax audits and appeals, tax advice relating to M&A, employee benefit plans and requests for rulings or technical advice from taxing authorities)

•
PIM will apply a CASE-BY-CASE approach to shareholder proposals asking companies to prohibit their auditors from engaging in non-audit services (or capping the level of non-audit services), taking into account whether the non-audit fees are excessive (per the formula above) and whether the company has policies and procedures in place to limit non-audit services or otherwise prevent conflicts of interest.

•
PIM generally will evaluate director nominees individually and as a group based on RiskMetrics opinions and recommendations as well as our personal assessment of record and reputation, business knowledge and background, shareholder value mindedness, accessibility, corporate governance abilities, time commitment, attention and awareness, independence, and character.

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PIM generally will withhold votes from any insiders flagged by RiskMetrics on audit compensation or nominating committees, and from any insiders and affiliated outsiders flagged by RiskMetrics on boards that are not at least majority independent.

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In general, PIM will not support shareholder proposals to vote against directors unless PIM determines that clear shareholder value destruction has occurred as a consequence of the directors’ actions.  When shareholders propose voting against directors serving on compensation committees, PIM will evaluate RiskMetrics’ opinions and recommendations, but will vote on the issue based on PIM’s assessment of the matter and independently of RiskMetrics’ criteria.

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PIM will apply a CASE-BY-CASE approach to determine whether to vote for or against directors nominated by outside parties whose interests may conflict with our interests as shareholders, regardless of whether management agrees with the nomination.

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PIM will evaluate and vote proposals to separate the Chairman and CEO positions in a company on a case-by-case basis based on RiskMetrics opinions and recommendations as well as our personal assessment of the strength of the companies governing structure, the independence of the board and compliance with NYSE and NASDAQ listing requirements.

k.          Support re-incorporation proposals that are in the best interests of shareholders and shareholder value.

l.           Support proposals enabling shareholders to call a special meeting of a company so long as a 15% threshold is necessary in order for shareholders to do so.  However, on a CASE-BY-CASE basis as determined by the Research Analyst voting the proxy, a 10% threshold may be deemed more appropriate should particular circumstances warrant; for example, in instances where executive compensation or governance has been an issue for a company.

m.          PIM may abstain from voting a proxy if we conclude that the effect of abstention on our clients’ economic interests or the value of the portfolio holding is indeterminable or insignificant.  In addition, if a company imposes a blackout period for purchases and sales of securities after a particular proxy is voted, PIM generally will abstain from voting that proxy.

It is understood that PIM’s and RiskMetrics’ ability to commence voting proxies for new or transferred accounts is dependent upon the actions of custodian’s and banks in updating their records and forwarding proxies.  PIM will not be liable for any action or inaction by any Custodian or bank with respect to proxy ballots and voting.

Where a new client has funded its account by delivering in a portfolio of securities for PIM to liquidate and the record date to vote a proxy for one of those securities falls on a day when we are temporarily holding the position (because we were still executing or waiting for settlement), we will vote the shares.  For these votes only, we will defer to RiskMetrics’ recommendations, however, since we will not have first hand knowledge of the companies and cannot devote research time to them.

Proxies for securities on loan through securities lending programs will generally not be voted.  Since PIM’s clients and not PIM control these securities lending decisions, PIM may not be able to recall a security for voting purposes even if the issue is material; however, it will use its best efforts.

4.	Return Proxies

The Chief Administrative Officer shall send or cause to be sent (or otherwise communicate) all votes to the company or companies soliciting the proxies within the applicable time period designated for return of such votes.  For so long as RiskMetrics or a similar third party service provider is handling the mechanics of voting client shares, the CCO, or her designee, will periodically verify that votes are being sent to the companies.

5.	Changing a Vote

Votes may not be changed once submitted to RiskMetrics unless such change is approved in writing by both the CCO and the Directors of Research.

III.           Corporate Actions

PIM shall work with the clients’ Custodians regarding pending corporate actions.  Corporate action notices received from our portfolio accounting system's Xcitek and/or from one or more Custodians shall be directed to our Operations Administrative Personnel who will check our records to see which client accounts hold the security for which the corporate action is pending.  If the corporate action is voluntary and thus requires an affirmative response, such personnel will confirm that we have received a response form for each affected client account before the response date.  The Research Analyst covering the Company will then be informed of the action so that he/she can determine if the accounts should participate and what response should be given.  The Research Analyst shall consult with the Firm’s Directors of Research and applicable Portfolio Manager when making this determination.  Once determined, the response shall then be communicated back to the Custodians by our Operations Administrative Personnel.  PIM’s Operations Administrative Personnel also will check the Company’s website for any corporate action processing information it may contain.  On the date the action should be processed, the transactions will be booked in our portfolio management system.  If the action results in accounts owning fractional shares of a security, those shares will be sold off using the price per whole share found on the website.  All faxes, notes and other written materials associated with the corporate action will be filed.

PIM shall not have any responsibility to initiate, consider or participate in any bankruptcy, class action or other litigation against or involving any issue of securities held in or formerly held in a client account or to advise or take any action on behalf of a client or former client with respect to any such actions or litigation.  PIM will forward to all affected clients and former clients any important class action or other litigation information received by PIM.  This will not include any mass mailing requests to act as a lead plaintiff or other general solicitations for information.  It will include any proof of claims forms, payment vouchers and other similar items.

IV.           Client Disclosures

PIM will include a copy of these proxy voting policies and procedures, as they may be amended from time to time, in each new account pack sent to prospective clients.  It also will update its ADV disclosures regarding these policies and procedures to reflect any material additions or other changes to them, as needed.  Such ADV disclosures will include an explanation of how to request copies of these policies and procedures as well as any other disclosures required by Rule 206(4)-6 of the Advisers Act.

PIM will provide proxy voting summary reports to clients, on request.  With respect to PIM’s mutual fund clients, PIM will provide proxy voting information in such form as needed for them to prepare their Rule 30b1-4 Annual Report on Form N-PX.

V.            Recordkeeping

A.          PIM will maintain a list of dedicated proxy contacts for its clients.  Each client will be asked to provide the name, email address, telephone number, and post office mailing address of one or more persons who are authorized to receive, give direction under and otherwise act on any notices and disclosures provided by PIM pursuant to Section II.C.2.f of these policies.  With respect to ERISA plan clients, PIM shall take all reasonable steps to ensure that the dedicated proxy contact for the ERISA client is a named fiduciary of the plan.

B.           PIM will maintain and/or cause to be maintained by any proxy voting service provider engaged by PIM the following records.  Such records will be maintained for a minimum of five years.  Records maintained by PIM shall be kept for 2 years at PIM’s principal office and 3 years in offsite storage.

i.	Copies of PIM’s proxy voting policies and procedures, and any amendments thereto.

ii.
Copies of the proxy materials received by PIM for client securities.  These may be in the form of the proxy packages received from each Company and/or RiskMetrics, or downloaded from EDGAR, or any combination thereof.

iii.	The vote cast for each proposal overall as well as by account.

iv.	Records of any correspondence made regarding specific proxies and the voting thereof.

v.	Records of any reasons for deviations from broad voting guidelines.

vi.	Copies of any document created by PIM that was material to making a decision on how to vote proxies or that memorializes the basis of that decision.

vii.	A record of proxies that were not received, and what actions were taken to obtain them.

viii.
Copies of any written client requests for voting summary reports (including reports to mutual fund clients for whom PIM has proxy voting authority containing information they need to satisfy their annual reporting obligations under Rule 30b-1-4 and to complete Form N-PX) and the correspondence and reports sent to the clients in response to such requests.

VI.           Review of Policies

The proxy voting policies, procedures and guidelines contained herein have been formulated by PIM’s proxy committee.  This committee consists of PIM’s Directors of Research, CCO, and at least one Portfolio Manager (who represents the interests of all PIM’s portfolio managers and is responsible for obtaining and expressing their opinions at committee meetings).  The committee reviews these policies, procedures and guidelines at least annually, and makes such changes as it deems appropriate in light of current trends and developments in corporate governance and related issues, as well as operational issues facing the Firm.

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Adopted on July 1, 2003; and amended as of March 2004, August 2004, July 2006, June 2009, and November, 2009.